Financial Contact: Media Contact:	Patrick Davidson (414) 343-8002 Kathleen Lawler (414) 343-4587

HARLEY-DAVIDSON REPORTS RECORD FOURTH QUARTER
AND 18th CONSECUTIVE RECORD YEAR
Company sets goal of 400,000 motorcycles for 2007

        Milwaukee, Wis., January 21, 2004 — Harley-Davidson, Inc. (NYSE: HDI) today announced record revenue and earnings for its fourth quarter and year ended December 31, 2003. Revenue for the quarter was $1.16 billion compared with $1.03 billion in the year-ago quarter, a 12.8 percent increase. Net income for the quarter was $182.4 million compared to $150.9 million, an increase of 20.9 percent over the year ago quarter. Fourth quarter diluted earnings per share (EPS) was 60 cents, a 22.4 percent increase compared with last year’s 49 cents.

        Revenue for the full year was $4.62 billion, compared with $4.09 billion in 2002, a 13.0 percent increase. Net income for the year was $760.9 million, a 31.1 percent increase versus last year’s $580.2 million, while diluted EPS for the full year was $2.50, a 31.6 percent increase compared with $1.90 in 2002.

        “This is the 18th consecutive year that Harley-Davidson has achieved records for both revenue and net income,” said Jeffrey L. Bleustein, chairman and chief executive officer of Harley-Davidson, Inc. “We had a phenomenal year full of memorable once-in-a-lifetime experiences surrounding our 100th Anniversary. Introducing the Harley-Davidson brand to hundreds of thousands of potential customers has undoubtedly sparked the dream of ownership and created new excitement for our products.”

        “As we begin our 101st year, we expect to grow the business further with our proven ability to deliver a continuous stream of exciting new motorcycles, related products and services. We have set a new goal for the Company to be able to satisfy a yearly demand of 400,000 Harley-Davidson motorcycles in 2007. By offering innovative products and services, and by driving productivity gains in all facets of our business, we are confident that we can deliver an earnings growth rate in the mid-teens for the foreseeable future,” said Bleustein.

Motorcycles and Related Products Segment – Fourth Quarter Results

        Revenue from Harley-Davidson® motorcycles was $945.3 million, an increase of $125.0 million or 15.2 percent over the same period last year. Shipments of Harley-Davidson motorcycles totaled 77,056 units, an increase of 11,086 units or 16.8 percent over last year’s fourth quarter. The Company’s shipment target remains 317,000 Harley-Davidson motorcycles for 2004.

Harley-Davidson, Inc. – 4th Quarter 2003 Press Release Text – page 1

        Revenue from Parts and Accessories (P&A), which consists of Genuine Motor Parts and Genuine Motor Accessories, totaled $141.0 million, an increase of $11.1 million, or 8.5 percent over the year-ago quarter. Revenue from General Merchandise, which consists of MotorClothes™ apparel and collectibles, totaled $50.7 million, a decrease of $4.1 million or 7.4 percent. Excluding revenue from 100th Anniversary products in 2002‘s fourth quarter, the P&A growth rate would have been 20.3 percent over last year’s fourth quarter and the General Merchandise growth rate would have been 20.0 percent over the same period.

        Gross margin was 35.9 percent of revenue, down slightly from the prior year’s 36.1 percent. Gross margin was negatively impacted by a higher proportion of Sportster® motorcycle shipments and higher manufacturing costs, but partially offset by favorable foreign currency exchange. Fourth quarter operating margin improved to 21.5 percent in 2003 from 20.7 percent in 2002.

Motorcycle Retail Sales Data

        Retail sales of Harley-Davidson® motorcycles for the year 2003 grew 8.8 percent in the U.S., 6.7 percent in Europe, and 9.0 percent in Japan compared to 2002. Based on the information currently available, Harley-Davidson’s full year market share for the 651cc and up segment is expected to grow in all of the Company’s major markets. “Given the economic climate during the past year, we are pleased with our retail growth,” said Bleustein.

        “Although our U.S. dealer network experienced a modest decline in motorcycle sales in the fourth quarter as compared to last year’s fourth quarter, we believe it is difficult to draw meaningful conclusions from this comparison. The urgency to buy a 100th Anniversary motorcycle prior to the celebrations, along with an unusually late shipment plan for ‘04 motorcycles, created two very different selling environments. We are confident that 2004 will be another strong year for Harley-Davidson due to current dealer confidence, momentum from the 100th Anniversary and improving economic indicators,” Bleustein added.

        For more motorcycle retail data, see the attached tables.

Financial Services Segment

        Harley-Davidson Financial Services, Inc. (HDFS), a subsidiary of Harley-Davidson, Inc., reported fourth quarter operating income of $33.8 million, up $8.5 million or 33.4 percent compared to the year-ago quarter.

        “Harley-Davidson Financial Services had another strong quarter in both financial performance and in helping to make the dream of owning a Harley-Davidson motorcycle a reality,” said Bleustein. The segment’s performance was driven by continued strong marketplace acceptance of its finance and insurance products.

        The Company’s fourth quarter securitization of $300 million of motorcycle retail loans resulted in a gain of $11.4 million, which represents 3.8 percent of loans sold.

        Annualized credit losses on a managed portfolio basis increased during the year from 0.72 percent in 2002 to 0.85 percent in 2003, which is within the 5-year historical range of credit losses of 0.72 to 0.90 percent.

Tax Rate

        During the quarter, the Company’s tax rate was 35.5 percent, up from 34.5 percent in the first nine months of the year. The Company expects to maintain a rate of 35.5 percent throughout 2004.

Harley-Davidson, Inc. – 4th Quarter 2003 Press Release Text – page 2

Share Repurchase

        During the fourth quarter, the Company invested $73.3 million in repurchasing 1.6 million shares of its stock.

Harley-Davidson, Inc. — Twelve Month Results

        For the fiscal year ended 2003, total Harley-Davidson motorcycle shipments were 291,147 units compared with 263,653 units in 2002, a 10.4 percent increase. Harley-Davidson motorcycle revenue was $3.62 billion, an increase of $460.4 million or 14.6 percent.

        P&A revenue totaled $712.8 million, a 13.3 percent increase, while General Merchandise revenue totaled $211.4 million, an 8.7 percent decrease compared with 2002. Excluding revenue from 100th Anniversary products for both 2002 and 2003, the P&A growth rate would have been 14.4 percent and the General Merchandise growth rate would have been 12.7 percent.

        Full year operating income for HDFS was $167.9 million, an increase of $63.6 million or 61.1 percent compared to 2002.

Cash Flow – Twelve Month Results

        Operations generated cash of $935.6 million in 2003, even after a $192.0 million contribution to the Company’s pension plans. This cash provided the Company the ability to invest $227.2 million in capital expenditures, to repurchase 2.3 million shares of Company stock for $103.9 million, to pay $59.0 million in dividends and to increase cash and marketable securities by $526.9 million.

2004 and Beyond

        In addition to the previously stated motorcycle unit goal, the Company plans on growth in all of its product lines. Harley-Davidson expects the growth rate for P&A revenues to be slightly higher than the motorcycle unit growth rate, and the General Merchandise growth rate is expected to be lower than the motorcycle unit growth rate. The Company expects the HDFS growth rate to be slightly higher than the Company’s motorcycle unit growth rate.

Company Description

        Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company, Buell Motorcycle Company and Harley-Davidson Financial Services, Inc. Harley-Davidson Motor Company, the only major U.S.-based motorcycle manufacturer, produces heavyweight motorcycles and offers a complete line of motorcycle parts, accessories, apparel, and general merchandise. Buell Motorcycle Company produces sport and sport-touring motorcycles. Harley-Davidson Financial Services, Inc. provides wholesale and retail financing and insurance programs to Harley-Davidson dealers and customers.

Harley-Davidson, Inc. – 4th Quarter 2003 Press Release Text – page 3

Forward-Looking Statements

        The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

        The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) continue to realize production efficiencies at its production facilities through the implementation of innovative manufacturing techniques and other means, (ii) successfully implement production capacity increases in its facilities, (iii) successfully introduce new products and services, (iv) avoid unexpected P&A /general merchandise supplier backorders, (v) sell all of the motorcycles it has the capacity to produce, (vi) continue to develop the capacity of its distributor and dealer network, (vii) avoid unexpected changes in the regulatory environment for its products, (viii) successfully adjust to foreign currency exchange rate fluctuations, (ix) successfully adjust to interest rate fluctuations, and (x) successfully manage changes in the credit quality of HDFS’s loan portfolio.

        In addition, the Company could experience delays in the operation of manufacturing facilities as a result of work stoppages, difficulty with suppliers, natural causes or other factors. Risk factors are also disclosed in documents previously filed by the Company with the Securities and Exchange Commission.

TABLES FOLLOW

Harley-Davidson, Inc. – 4th Quarter 2003 Press Release Text – page 4

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		Twelve Months Ended
	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002
Net revenue	$1,158,070	$1,026,532	$4,624,274	$4,090,970
Gross profit	416,026	370,626	1,665,566	1,417,841
Operating expenses	167,488	157,768	668,677	626,720

Operating income from motorcycles & related products	248,538	212,858	996,889	791,121
Financial services income	62,743	53,991	279,458	211,500
Financial services operating expense	28,906	28,634	111,585	107,273

Operating income from financial services	33,837	25,357	167,873	104,227
Corporate expenses	3,475	3,027	15,498	12,646

Total operating income	278,900	235,188	1,149,264	882,702
Interest income, net	5,103	4,986	23,088	16,541
Other income (expense), net	(1,167)	(9,852)	(6,317)	(13,416)

Income before provision for taxes	282,836	230,322	1,166,035	885,827
Provision for income taxes	100,406	79,461	405,107	305,610

Net income	$182,430	$150,861	$760,928	$580,217

Earnings per common share:
Basic	$0.60	$0.50	$2.52	$1.92
Diluted	$0.60	$0.49	$2.50	$1.90
Weighted-average common shares:
Basic	302,244	302,395	302,271	302,297
Diluted	304,404	305,037	304,470	305,158

Harley-Davidson, Inc. – 4th Quarter 2003 Press Release Financial Tables – page 1

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	Dec. 31, 2003	Dec 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$812,449	$280,928
Marketable securities	510,211	514,800
Accounts receivable, net	112,406	108,694
Finance receivables, net	1,001,990	855,771
Inventories	207,726	218,156
Other current assets	84,345	88,237

Total current assets	2,729,127	2,066,586
Finance receivables, net	735,859	589,809
Other long-term assets	1,458,102	1,204,822

Total assets	$4,923,088	$3,861,217

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable & accrued expenses	$631,468	$607,473
Current portion of finance debt	324,305	382,579

Total current liabilities	955,773	990,052
Finance debt	670,000	380,000
Other long-term liabilities	212,179	152,831
Postretirement health care benefits	127,444	105,419
Shareholders' equity	2,957,692	2,232,915

Total liabilities and shareholders' equity	$4,923,088	$3,861,217

Harley-Davidson, Inc. – 4th Quarter 2003 Press Release Financial Tables – page 2

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands, except per share amounts)

	Dec. 31, 2003	Dec 31, 2002
Cash flows from operating activities:
Net income	$760,928	$580,217
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation	196,918	175,778
Non cash expenses	96,579	70,348
Deferred taxes	42,105	38,560
Current year gain on securitizations	(82,221)	(56,139)
Collection of retained securitization interests	118,113	89,970
Contributions to the pension plans	(192,000)	(153,636)
Other operating cash flows	13,775	14,452
Net changes in current assets and current liabilities	(18,644)	16,089

Net cash provided by operating activities	935,553	775,639
Cash flows from investing activities:
Capital expenditures	(227,230)	(323,866)
Finance receivables, net	(268,224)	(394,861)
Net decrease (increase) in marketable securities	1,102	(318,171)
Other, net	9,690	22,813

Net cash used in investing activities	(484,662)	(1,014,085)
Cash flows from financing activities:
Net increase in finance debt	224,118	165,528
Dividends paid	(58,986)	(41,457)
Purchase of common stock for treasury	(103,880)	(56,814)
Issuance of common stock under employee stock plans	19,378	12,679

Net cash used in financing activities	80,630	79,936
Net (decrease) increase in cash and cash equivalents	531,521	(158,510)
Cash and cash equivalents:
At beginning of period	280,928	439,438

At end of period	$812,449	$280,928

Harley-Davidson, Inc. – 4th Quarter 2003 Press Release Financial Tables – page 3

Harley-Davidson, Inc.
Net Revenue and Motorcycle
Shipment Data

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002
NET REVENUE (in thousands)
Harley-Davidson(R)motorcycles	$945,292	$820,287	$3,621,488	$3,161,046
Buell(R)motorcycles	20,079	21,523	76,064	66,949
Parts & Accessories	141,020	129,929	712,829	629,202
General Merchandise	50,730	54,788	211,388	231,503
Other	949	5	2,505	2,270

Total net sales	$1,158,070	$1,026,532	$4,624,274	$4,090,970

HARLEY-DAVIDSON UNITS
Motorcycle shipments:
United States	63,944	54,235	237,656	212,833
Export	13,112	11,735	53,491	50,820

Total	77,056	65,970	291,147	263,653

Motorcycle product mix:
Touring	22,106	17,911	82,577	70,713
Custom	34,954	30,753	135,954	123,761
VRSC	3,192	4,760	15,451	18,008
Sportster(R)	16,804	12,546	57,165	51,171

Total	77,056	65,970	291,147	263,653

BUELL UNITS
Motorcycle shipments:
Buell (excluding Blast)	2,231	2,519	8,784	6,887
Buell Blast	379	612	1,190	4,056

	2,610	3,131	9,974	10,943

Harley-Davidson, Inc. – 4th Quarter 2003 Press Release Financial Tables – page 4

Year-to-date Heavyweight (651+ cc)
Motorcycle Retail Registrations (Units),
data through month indicated.

	2003	2002	% change
United States
- H-D (December)	228,393	209,944		8.8%
- Industry (December)	461,154	442,326		4.3%
Europe
- H-D * (December)	25,966	24,339		6.7%
- Industry (November)	286,192	296,667	-	3.5%
Japan
- H-D (December)	11,802	10,902		8.3%
- Industry (December)	44,322	47,857	-	7.4%

Only Harley-Davidson(R)motorcycles are included in the Harley-Davidson (H-D) data.

H-D * Includes Harley-Davidson sales in all European countries.
Industry data for Europe includes sales only in Austria, Belgium, France, Germany, Italy,
Netherlands, Spain, Switzerland and United Kingdom.

Data Sources: (Data subject to update)
United States: Motorcycle Industry Council,
Europe: Company reports, Giral S.A.
Japan: Company reports, Industry sources

Harley-Davidson, Inc. – 4th Quarter 2003 Press Release Financial Tables – page 5